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                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Nextron Communications, Inc.:

We consent to the use of our report dated September 29, 2000, relating to the consolidated balance sheets of Nextron Communications, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, common stock subject to rescission, shareholders' deficit and comprehensive loss, and cash flows for each of the years in the three year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the prospectus.

                                   /s/ KPMG LLP

Mountain View, California
October 25, 2000